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               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                    PENNZOIL COMPANY
 .................................................................
     (Name of Registrant as Specified In Its Charter)

                   GUY P. WYSER-PRATTE
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:

     ............................................................

     (2) Aggregate number of securities to which transaction applies:

     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     .......................................................

     (4) Proposed maximum aggregate value of transaction:

     .......................................................

     (5)  Total fee paid:

     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:

          .......................................................

          (3) Filing Party:

          .......................................................

          (4) Date Filed:

          .......................................................


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CONTACT:
Eric Longmire
Senior Managing Director
Wyser-Pratte & Co., Inc.
(212) 495-5357

FOR IMMEDIATE RELEASE

   WYSER-PRATTE SUES PENNZOIL OVER ILLEGAL BYLAW
   AMENDMENTS AND PENNZOIL PROXY VIOLATIONS AND
   REMINDS THIS BOARD OF THE 'GAPING GAP'

     New York, New York, March 24, 1998 -- Guy P. Wyser-Pratte, a Pennzoil Corp. (NYSE:PZL) shareholder, who beneficially owns 454,200 shares announced today that he filed a lawsuit yesterday in the United States District Court for the Northern District of Texas, Forth Worth Division, asking the court to invalidate a bylaw amendment by the Pennzoil's board which effectively increased the vote required for shareholders to elect Mr. Wyser-Pratte to the Board from 25% to 33%. The suit also seeks to compel Pennzoil to release its 'Strategic Plan.'

     On March 12, 1998, the Board illegally amended Pennzoil's bylaws which reduced the size of Pennzoil's staggered Board and, in direct violation of Pennzoil's certificate of incorporation, created lopsided classes by eliminating one of the three directorships due to come up for election at this year's Annual Meeting. As a result, only two directors will be elected this year. Under Pennzoil's cumulative voting system, the effect of shrinking the class of 1998 directors from three to two is to increase the stockholder votes needed to elect Mr. Wyser-Pratte (or another new director) at the 1998 Annual Meeting from 25% (plus one vote) to 33% (plus one vote).

     Wyser-Pratte's Complaint also seeks to enjoin the dissemination of Pennzoil's preliminary proxy materials, filed March 12, 1998. The Complaint alleges that Pennzoil's proxy materials, fail to disclose the information critical to shareholders' decision making, including the effects of the illegal bylaw amendment and any details about the Board's so-called 'Strategic Plan.'

     'As Pennzoil's shareholders will painfully remember the Board blocked UPR's $84 per share, all-cash offer based on nothing else but a secret 'Strategic Plan,' said Mr. Wyser-Pratte.' 'And now, when shareholders are poised to pass judgement on the Board's performance, the Board is increasing the votes needed to elect a director whose objective will be to maximize shareholder value for all Pennzoil shareholders, and is still keeping the 'Strategic Plan' a closely held secret.'

     Mr. Wyser-Pratte wishes to remind these directors that there is still a 'gaping gap' -- which is of their making-separating UPR's $84 per share offer and Pennzoil's stock price of $67 1/16 at yesterday's close. 'In effect, these directors have lost 20% of Pennzoil's market value as a result of their obstruction of the UPR offer and their continued implementation of the secret 'Strategic Plan.' Mr. Wyser-Pratte concluded.

     Mr. Wyser-Pratte also seeks judgement declaring that preliminary proxy materials filed by Mr. Wyser-Pratte, as amended, comply fully with applicable securities laws and regulations. Mr. Wyser-Pratte's preliminary proxy materials were cleared for public dissemination by the Securities and Exchange Commission in January, 1998.

     Participant information: Mr. Guy Weiser-Pratte owns beneficially 454,200 shares of Pennzoil common stock. Mr. Eric Longmire of Wyser-Pratte & Co., Inc. is also a participant.